MERRILL LYNCH EUROFUND

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

The undersigned, constituting a majority of the Trustees of Merrill Lynch EuroFund (the “Trust”), a Massachusetts business trust, hereby certify that the Trustees of the Trust have duly adopted an amendment to the Trust’s Declaration of Trust, changing the name of the Trust from “Merrill Lynch EuroFund” to “BlackRock EuroFund”, and all references to the name of the Trust in the Declaration are hereby accordingly amended.

This Certification of Amendment shall become effective on                      , 2006.

IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees, have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Article XI, Section 11.3(c) of the Declaration of Trust as of the      day of                     , 2006.

Robert C. Doll, Jr. (Trustee) 800 Scudders Mill Road Plainsboro, NJ 08536	Ronald W. Forbes (Trustee) 58 Euclid Avenue Delmar, NY 12054

Cynthia A. Montgomery (Trustee) 200 Clifton Street Belmont, MA 02478	Jean Margo Reid (Trustee) 20 East 9th Street, 21C New York, NY 11937

Roscoe S. Suddarth (Trustee) 7403 MacKenzie Court Bethesda, MD 20817	Richard R. West (Trustee) 54 West Lightning “W” Ranch Road Washoe Valley, NV 89704

Edward D. Zinbarg (Trustee) 5 Hardwell Road Short Hills, NJ 07078

The Declaration of Trust establishing MERRILL LYNCH EUROFUND, dated the 11th of March, 1986, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of MERRILL LYNCH EUROFUND shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.